Moody National REIT I, Inc. S-11/A

EXHIBIT 8.1
Alston&Bird llp
The Atlantic Building
950 F Street, NW
Washington, DC  20004

202-239-3300
Fax: 202-239-3333
www.alston.com

October    4 , 2012

Moody National REIT I, Inc.
6363 Woodway Drive, Suite 110
Houston, Texas 77057

Re:	Registration on Securities Form S-11 Relating to Shares of Common Stock of Moody National REIT I, Inc.

Ladies and Gentlemen:

We are acting as tax counsel to Moody National REIT I, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-11, File No. 333-179521 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register up to $1,000,000,000 of the Company’s common stock, par value $.01 per share (collectively, the “Shares”).  This opinion letter is rendered pursuant to Item 16 of Form S-11 and Item 601(b)(8) of Regulation S-K.

You have requested our opinions as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of U.S. federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Registration Statement.

In preparing this opinion letter, we have reviewed the Moody National REIT I, Inc. Articles of Amendment and Restatement, the Limited Partnership Agreement of Moody National Operating Partnership I, L.P. (the “Operating Partnership”), the Registration Statement and such other documents as we have considered relevant to our analysis.  We have also obtained representations as to factual matters made by the Company through a certificate of an officer of the Company and an affiliate (the “Officer’s Certificates”).  In our examination of such documents, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Moody National REIT I, Inc.
October  4 , 2012

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement are true, accurate and complete as of the date hereof and that the Company and the entities in which it holds direct or indirect interests will operate in a manner that will make the representations contained in Officer’s Certificate and the description of the Company and its proposed activities in the Registration Statement true going forward, (ii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company's qualification as a REIT for any taxable year and (iii) no action will be taken after the date hereof by the Company or any of the entities in which it holds direct or indirect interests that would have the effect of altering the facts upon which the opinion set forth below is based.

For purposes of our opinion, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate.  Our opinions are limited to the U.S. federal income tax matters specifically covered herein.  We have not opined on any other tax consequences to the Company or any other person.  Further, we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

Moody National REIT I, Inc.
October  4 , 2012

Based on the foregoing, we are of the opinion that:

(i)           Commencing with its taxable year ending December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s current and proposed method of operations will enable it to satisfy the requirements for such qualification.

(ii)           The information contained in the Registration Statement under the caption “Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions, is correct in all material respects.

The Company’s status as a REIT at any time during such year and subsequent years is dependent upon, among other things, the Company meeting the requirements of Sections 856 through 860 of the Code throughout such year and for the year as a whole.  Accordingly, because the Company’s satisfaction of such requirements will depend upon future events, including the final determination of financial and operational results, it is not possible to assure that the Company will satisfy the requirements to qualify as a REIT during the taxable year in which the Company satisfies the minimum offering requirements or subsequent years.

No opinions other than those expressly contained herein may be inferred or implied.  Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.  This opinion letter is solely for the benefit of the Company and the holders of the Shares and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.

This opinion letter is being furnished to you for submission to the Securities Exchange Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ ALSTON & BIRD LLP